SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:



[ ]  Preliminary Proxy Statement   [ ]  Confidential, for Use of the Commission
                                        Only (as permitted by Rule 14a-6(e)(2))



[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12


                             BellSouth Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

The following email will be sent to BellSouth employees regarding the availability of a question and answer form on the BellSouth internet web site which addresses questions on BellSouth's proposed Latin America tracking stock. This email replaces the version which was filed earlier on November 1.




           Tracking stock frequently asked questions available online

You can now access the most frequently asked questions about the tracking stock on the Latin America tracking stock web site. Simply go to www.bellsouth.com/investor/la and select "Frequently Asked Questions" from the menu of choices.

In addition to those listed on the web site, many of you may have questions about how the tracking stock will affect shares you own through company-sponsored plans. We are currently addressing these issues, and will provide you with information as soon as it is available.

In the meantime, we hope the posted FAQs will be helpful. In particular, please note Q&A 19, which discusses the importance of voting. Most proposals presented to our shareholders require a favorable vote of a majority of the shares voted to pass. In contrast, the tracking stock proposal must be approved by a majority of the shares outstanding. Therefore, if you don't vote, it is generally the same as voting against the proposal. Please review the information in the proxy statement and vote your shares.

The Board of Directors unanimously recommends that you vote for the tracking stock proposal.

BellSouth needs your vote - please vote today.

                                       ###